Exhibit 99.2

News Release

International Game Technology launches tender offer to acquire
Entraction for approximately $115 Million
•	Combination expected to significantly enhance IGT’s online gaming portfolio by adding poker, sports betting, and bingo offerings
•	Transaction consistent with IGT’s focus of growing online gaming in legalized jurisdictions
•	Purchase to be funded from cash available on IGT’s balance sheet
•	Acquisition expected to close before the end of IGT’s fiscal year

(LAS VEGAS – May 5, 2011) – International Game Technology (NYSE: IGT) has launched a cash offer to purchase all outstanding shares of Entraction Holding AB (NASDAQ OMX: ENT B) at a price equivalent to approximately $11.11 per share, or a total consideration of approximately $115 million.  The Entraction Board of Directors has recommended the offer to its shareholders.

Established in 2000 and based in Stockholm, Sweden, Entraction operates one of the world’s largest, legal online poker networks and has quickly grown into one of the leading suppliers of online gaming products and services.  Entraction’s scalable, robust business to business delivery platform contains over 4 million registered players, in partnership with over 60 operators. Additionally, Entraction provides a comprehensive suite of services needed to operate a successful gaming site such as content management, payment solutions, and fraud protection.

The successful acquisition of Entraction will enhance IGT’s ability to grow its position within the rapidly growing Interactive gaming space.  The combination is anticipated to provide Entraction with the global scale and reach to partner with gaming operators and land based casinos around the world. Subsequent to the closure of the transaction, Peter Astrom, Chief Executive Officer and President of Entraction, will continue to lead Entraction reporting directly to Patti Hart, Chief Executive Officer and President of IGT.

“This transaction represents a fantastic opportunity for our employees, customers, and shareholders alike” said Peter Astrom, President and CEO of Entraction. “Entraction will be able to utilize IGT’s global scale and distribution to advance our short and long term objectives in exciting, new ways and we look forward to joining the IGT team.”

News Release

“The addition of Entraction advances IGT’s position in legalized Interactive gaming markets,” said Patti Hart, President and CEO of IGT.  “It strengthens our interactive portfolio by adding poker, bingo, casino, and sports betting.   This combination will drive enhanced value for our global customers and partners.   We are also thrilled to welcome the Entraction team as the newest members of the IGT family.”

IGT expects to fund the transaction from available cash on its balance sheet.  The tender offer is projected to close within IGT’s current fiscal year and is subject to conditions customary for Swedish public companies as well as certain regulatory approvals.

Conference Call Information
International Game Technology (NYSE “IGT”) will host a conference call regarding its tender offer for Entraction on Thursday, May 5, 2011 at 5:00 a.m. PT.  The access numbers are as follows:
Domestic callers dial 800-369-1722, passcode IGT
International callers dial 1-517-308-9092, passcode IGT

The conference call will also be broadcast live over the Internet.  A link to the webcast is available at our website http://www.IGT.com/InvestorRelations.  If you are unable to participate during the live webcast, the call will be archived until Thursday, May 12, 2011 also at http://www.IGT.com/InvestorRelations.

Interested parties who can’t participate at the time of the call may listen to a taped replay of the entire conference call commencing at approximately 7:00 a.m. PT on Thursday, May 5, 2011.  This replay will run through Thursday, May 12, 2011.  The access numbers are as follows:
Domestic callers dial 866-361-4757
International callers dial 1-203-369-0183

About Entraction

Entraction (NASDAQ OMX: ENT B) offers complete software systems for online gaming and operates one of the largest open poker networks in the world. Entraction offers partners software for poker, sports betting, casino and bingo, as well as peripheral services, such as web design, gaming licenses, operation, payment solutions, promotional tools and 24-hour end-user support.

News Release

About IGT

International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties concerning the proposed transaction, including the expected benefits of the acquisition to IGT and IGT’s strategic and operational expectations for its interactive gaming business.  Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including, among others, the possibility that the transaction might not close or that the closing may be delayed, IGT’s integration of Entraction, its products, technologies and employees may experience difficulties, and the anticipated benefits of the transaction to IGT and its customers might not be realized.  More information about potential factors that could affect IGT’s business and financial results is included in IGT’s filings with the SEC, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in IGT’s Annual Report on Form 10-K for its 2010 fiscal year and its Quarterly Report on Form 10-Q for its fiscal quarter ended Dec. 31, 2010, and available on the SEC website at www.sec.gov and on the investor relations section of IGT’s website at www.IGT.com.  All information provided in this release is as of May 5, 2011, and IGT does not intend, and undertakes no duty, to update this information.

Contact:
Matt Moyer
Vice President, Investor Relations of IGT
+1 866-296-4232